香港豪鹏科技有限公司 ® HONGKONG HIGHPOWER TECHNOLOGY CO., LTD.

Hong Kong Highpower Technology Announces Groundbreaking on New Ni-MH Battery Manufacturing Facility

HONG KONG AND SAN JOSE, CALIF. – October 27, 2008 – Hong Kong Highpower Technology, Inc. (Amex: HPJ), a developer, manufacturer and marketer of nickel-metal hydride (Ni-MH) and lithium-ion (Li-ion) batteries and related products, today announced the groundbreaking of its new Ni-MH battery manufacturing facility in Huizhou, Guangdong Province, China and commencement of building construction on site plans that have been environmentally certified.

In February 2007, the Company acquired approximately 1.36 million square feet of land equity in the Industry Development Zone, New Lake, MaAn Town, HuiCheng District, Huizhou, Guangdong, China for a total of RMB26 million. The land use right grant related to this property permits the Company to develop the land and construct buildings for industrial applications and includes rights to transfer or rent the land and use it as collateral as needed.

Hong Kong Highpower Technology currently manufactures Ni-MH and Li-ion batteries and products from its main factory located in Shenzhen, Guangdong Province. Construction of the new facility in Huizhou is expected to be completed during the fourth quarter of 2009, at which time the Company will move its entire manufacturing operations to the new location.

"Our new state-of-the-art facility will provide three times our current manufacturing capacity, which translates to a potential increase in production capacity from approximately 600,000 pieces per day to 1.6 million pieces per day," said George Pan, Chairman and Chief Executive Officer of Hong Kong Highpower Technology. "We have already received environmental certification from the Chinese government and expect that construction will proceed seamlessly through to completion and pilot production by year-end 2009."

About Hong Kong Highpower Technology, Inc.

Hong Kong Highpower Technology develops, manufactures and markets rechargeable nickel metal hydride (Ni-MH) and lithium-ion (Li-ion) batteries and related products for use in a variety of electronic devices. The majority of Hong Kong Highpower Technology's products are distributed worldwide to markets in the United States, Europe, China, Hong Kong, Southeast Asia and Taiwan. For more information, visit http://www.haopengbattery.com.

To be added to the Company's email distribution for future news releases, please send your request to HPJ@finprofiles.com. Company news can also be found at http://hpj.client.shareholder.com/releases.cfm.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are identified through use of the words "expect," "project," "target," "continue," "believe," and other words of similar meaning. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of Hong Kong Highpower Technology, Inc. ("HPJ" or the "Company") to differ materially from the results expressed or implied by such statements. These risks and uncertainties include, without limitation, fluctuations in the cost of raw materials, the Company's dependence on major customers for a significant portion of its net sales, changes in the laws of the PRC that affect the Company's operations, the devaluation of the U.S. Dollar relative to the Renminbi, the Company's dependence on the growth in demand for portable electronic devices and the success of manufacturers of the end applications that use its battery products, responsiveness to competitive market conditions, the Company's ability to successfully manufacture Li-ion batteries in the time frame and amounts expected, the market acceptance of the Company's Li-ion products, and changes in foreign, political, social, business and economic conditions that affect the Company's production capabilities or demand for its products. For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K, as amended, for the period ended December 31, 2007, and other reports the Company files under the Securities and Exchange Act of 1934. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

Media and Investor Inquiries:

Financial Profiles, Inc.
Brandi Floberg
(310) 277-4711
HPJ@finprofiles.com

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